Exhibit 99.1

NEWS RELEASE

Contact:	James R. Lance
Vice President,
Corporate Finance and
Investor Relations
Foot Locker, Inc.
(212) 720-4600

FOOT LOCKER, INC. PROVIDES BUSINESS UPDATE ON COVID-19

NEW YORK, NY, March 17, 2020 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today provided an update on its global operations in response to the continued spread of COVID-19.

The health and safety of its associates, customers, and suppliers is the top priority for the Company. In light of the rapidly evolving situation, Foot Locker, Inc. will temporarily close its stores across all of its brands in North America, EMEA, and Malaysia from March 17 through March 31 – that includes Foot Locker, Lady Foot Locker, Kids Foot Locker, Footaction, Champs Sports, Runners Point, and Sidestep. The rest of the Company’s locations in the Asia Pacific region, which include Hong Kong, Singapore, Australia and New Zealand – will remain open subject to direction from local and national governments.

Customers can continue to shop online through our websites and mobile apps across all of the Company’s brands and regions.

Due to the rapidly evolving market conditions domestically and internationally, the Company is withdrawing the full-year 2020 guidance issued on the Fourth Quarter earnings call on February 28. The Company will provide an updated outlook on its First Quarter earnings call.

“The decision to close our stores was a difficult but necessary one,” said Richard Johnson, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “The well-being of our associates and the communities where we live and work, is of the utmost importance to us. When the time comes to re-open our stores as a place to inspire and empower youth culture, our store teams will be prepared to engage and deliver great customer experiences. During this time period, we will continue to pay our highly-valued store associates.”

Foot Locker, Inc. leads sneaker and youth culture around the globe through a portfolio of brands including Foot Locker, Lady Foot Locker, Kids Foot Locker, Champs Sports, Eastbay, Footaction, Runners Point, and Sidestep. With 3,129 retail stores in 27 countries across North America, Europe, Asia, Australia, and New Zealand, as well as websites and mobile apps, the Company's purpose is to inspire and empower youth culture around the world, by fueling a shared passion for self-expression and creating unrivaled experiences at the heart of the global sneaker community. Foot Locker, Inc. has its corporate headquarters in New York. For additional information please visit www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2018 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Foot Locker, Inc. 330 West 34th Street, New York, NY 10001